EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:   John F. Kenny, Jr.
           Executive Vice President and
           Chief Financial Officer
           (617) 535-4799


       Iron Mountain Engages Deloitte & Touche LLP as Independent Auditors



Boston, MA - June 19, 2002 - Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, today announced that it has engaged Deloitte & Touche LLP as its independent auditors for the fiscal year ending December 31, 2002 replacing Arthur Andersen LLP in that capacity effective immediately. The decision to dismiss Arthur Andersen and engage Deloitte & Touche was made after careful consideration by the Audit and Executive Committees of the Iron Mountain Board of Directors and senior management. The decision was not the result of any disagreement between Iron Mountain and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

"It is with sadness that we end our relationship with Arthur Andersen. They have been great partners throughout our time as a public company, always professional, always providing the highest level of service," said Richard Reese, Iron Mountain's Chairman and CEO. "Unfortunately, Arthur Andersen's current difficulties and uncertain future convinced the Board that this change was in the best interest of our shareholders," he added. "We look forward to working with Deloitte & Touche in their new role as our independent auditors," said Reese.

About Iron Mountain

Iron Mountain Incorporated was founded in 1951 as one of the first records management companies. Today, Iron Mountain is the global leader in records and information management services, providing services to over 150,000 customer accounts in 80 markets in the United States and 44 markets outside of the United States. Its diversified customer base includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company operates over 650 records management facilities in the United States, Canada, Europe, and Latin America. For more information, visit www.ironmountain.com.





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